EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the inclusion in the Registration Statement of Advanced Biophotonics, Inc. on Form SB-2 of our report dated March 20, 2006, which includes an explanatory paragraph as to the Company's ability to continue as a going concern, with respect to our audits of the financial statement of Advanced Biophotonics, Inc. as of December 31, 2005 and 2004, and for the years ended December 31, 2005 and 2004 and for the period from February 7, 1997 (inception) to December 31, 2005, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading of "Experts" in such Prospectus.



                                              /S/ MARCUM & KLEIGAMN LLP
                                              MARCUM & KLEIGMAN LLP
                                              MELVILLE, NEW YORK
                                              SEPTEMBER 11, 2006